Exhibit (h)(9)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

BETWEEN PIMCO VARIABLE INSURANCE TRUST,

PIMCO INVESTMENTS LLC and

TIAA-CREF LIFE INSURANCE COMPANY

THIS AMENDMENT (the “Amendment”) is made as of February 29, 2012 by and between TIAA-CREF Life Insurance Company (the “Company”), PIMCO Variable Insurance Trust (“PVIT”) and PIMCO Investments LLC (“PI,” and collectively with the Company and PVIT, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, PVIT, the Company and Allianz Global Investors Distributors LLC (“AGID”) entered into to a Participation Agreement dated March 8, 2006, as amended on July 24, 2007, (the “Agreement”); and

WHEREAS, all of AGID’s rights, titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to PI through a Novation of and Amendment to Participation Agreement dated November 1, 2010, by and among AGID, PI, PVIT and the Company which became effective February 14, 2011; and

WHEREAS, the Parties desire and agree to amend the Agreement by deleting in its entirety the current Schedule A to the Agreement and replacing it with the Schedule A attached hereto;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants and premises herein contained and for other good and valuable consideration, hereby agree as follows:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

3.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

PIMCO INVESTMENTS LLC

By:
Name:	Steven B. Plump
Title:	Vice President

PIMCO VARIABLE INSURANCE TRUST

By:
Name:	Eric D. Johnson
Title:	Vice President

TIAA-CREF LIFE INSURANCE COMPANY

By:
Name:	Kevin Tiernan
Title:	VP, Chief Admin Officer

Schedule A

The term “Designated Portfolio” of the Fund will include any series of the Fund that offers Institutional Class shares and is listed below, or is operating as of the date of the Agreement or commences operations thereafter and the Company provides the Fund or the Underwriter notice of its desire to include such series as a Designated Portfolio.

PIMCO Variable Insurance Trusts:

PIMCO Real Return Portfolio

PIMCO Global Bond Portfolio (Unhedged)

PIMCO All Asset Portfolio

PIMCO Total Return Portfolio

Segregated Asset Accounts:	Date Established:

TIAA-CREF Life Separate Account VA-1	July 27, 2998

TIAA-CREF Life Separate Account VLI-1	May 23, 2001

TIAA-CREF Life Separate Account VLI-2	November 15, 2011